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                                                                    Exhibit 99.2

                  FOR IMMEDIATE RELEASE
                   (Tuesday, November 14, 2000)

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
            CONTACTS:
            Investor Relations           Public Relations
            J. Brad McGee                Judith Czelusniak
            Executive Vice President,    Senior Vice President,
            Chief Strategy Officer       Corporate Relations
            Tyco International (US) Inc. Tyco International (US) Inc.
            (603) 778-9700               (561) 988-7424
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                  TYCO TO RECEIVE APPROXIMATELY $3 BILLION IN
                           CONVERTIBLE DEBT OFFERING

      PEMBROKE, Bermuda, Nov. 14, 2000--Tyco International Ltd. (NYSE: TYC;
LSE: TYI; BSX: TYC) today announced that it has entered into a purchase agreement for the sale of $4,050,000,000 principal amount at maturity of zero-coupon convertible senior notes due 2020, known as LYONs. The LYONs are being offered only to qualified institutional buyers at an initial offering price of $741.65 per $1,000 principal amount at maturity, with gross proceeds to Tyco of approximately $3,003,683,000. The initial purchaser will also have a 30 day option to purchase up to an additional $607,500,000 principal amount at maturity of LYONs to cover over-allotments which would give Tyco an additional $450,552,375 in gross proceeds. Each $1,000 principal amount at maturity LYON will be convertible into 10.3014 common shares if the closing prices of Tyco's common shares on the New York Stock Exchange exceeds specified levels or in the event Tyco takes certain corporate actions, such as declaration of an extraordinary dividend. The LYONs will not be redeemable by Tyco prior to November 17, 2007 but Tyco may be required to repurchase LYONs at the accreted value thereof, at the option of the holders, on November 17, 2001, 2003, 2005, 2007 or 2014. Tyco may choose to pay the purchase price for the November 17, 2001 repurchase in cash or common shares. All other repurchases must be paid in cash. Tyco will use the proceeds of the offering to finance its recently announced acquisition of Lucent Power Systems and to repay commercial paper. The offering is scheduled to close on November 17, 2000.

      This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The LYONs and the Common Shares issuable upon conversion have not been registered under U.S. or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.